APPROVAL TO FILE LETTER OF INTENT

April 14, 2011

Freshwater Technologies Inc. and Agent155 signed a Letter of Intent of Intent on March 7, 2011 re a proposal for the Purchase of Agent155 Media Corp by Freshwater Technologies Inc. The undersigned hereby agree and approve the filing of said Letter of Intent in its 10K filing with the following three adjustments.

1: The original sale of Freshwater water business assets, business and name Freshwater Technologies to Max Weissengruber and Brian Robertson was for $90,000.
The adjusted figure is $ 115,823.

2: Original approval of the issuance of certain restricted shares was to 6 individuals.
The adjusted figure is to 3 individuals.

3: The original amount owing to Directors was approximately $ 100,000.
The adjusted amount owing to Directors is $ 83,797.

Signed ______________
Name Christopher Martinez
Title President & CEO
Agent155 Media Corp

Signed
Name Max Weissengruber
Title President & CEO
Freshwater Technologies Inc.